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                                                              Exhibit 99.2


          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS


The following unaudited pro forma condensed combined financial statements (the Pro Forma Financial Statements) are based on the historical financial statements of Birch Telecom, Inc. (Birch) and Valu-Line Companies, Inc. (Valu-Line) for the periods presented, adjusted to give effect to the merger of Birch and Valu-Line (the Merger) and certain debt and equity transactions associated with the consideration paid by Birch in connection with the Merger.

The Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 1997 gives effect to such transactions as if they had occurred as of January 1, 1997. The Unaudited Pro Forma Condensed Combined Balance Sheet gives effect to such transactions as if they had occurred on December 31, 1997. The pro forma adjustments are described in the accompanying notes and are based upon available information and certain assumptions that management believes are reasonable.

Prior to the Merger, Birch was a development stage company. The Merger was accounted for under the purchase method of accounting. The total purchase price has been allocated to the identifiable tangible and intangible assets and liabilities of the acquired business based upon Birch's preliminary estimate of their fair values with the remainder allocated to goodwill and other intangible assets. The allocation of the purchase price is subject to revision when additional information concerning asset and liability valuations is obtained. There can be no assurance that the actual adjustments will not differ significantly from the pro forma adjustments reflected in the Pro Forma Financial Statements.

The Pro Forma Financial Statements do not purport to represent what Birch's results of operations or financial condition would actually have been had the transactions in fact occurred on such dates or to project Birch's results of operations or financial condition for any future date or period.

These Pro Forma Financial Statements represent the pro forma information that Birch would have filed on Form 8-K and would have been incorporated by reference in this Registration Statement had Birch been a registrant at the time the Merger was completed. The Pro Forma Financial Statements have served as a basis by Birch in evaluating the requirements for financial statements of subsequently acquired businesses under Rule 3-05 of Regulation S-X.

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                              Birch Telecom, Inc.
         Unaudited Pro Forma Condensed Combined Statement of Operations
                          Year Ended December 31, 1997


                                     Historical
                                --------------------
                                                                      Pro Forma
                                                        Pro Forma      for the
                                  Birch    Valu-Line   Adjustments      Merger
                                --------   ---------   -----------    ---------
                                               (In thousands)

Revenue                         $     --    $ 16,801    $      --     $ 16,801
Cost of services                      --      11,842           --       11,842
                                --------    --------    ---------     --------
Gross margin                          --       4,959           --        4,959
Selling, general and
  administrative                   1,776       4,067           --        5,843
Depreciation and amortization         27         341        1,059 (a)    1,427
                                --------    --------    ---------     --------
Income (loss from operations)     (1,803)        551       (1,059)      (2,311)
Interest expense (income)            (14)         97          490 (b)       573
                                --------    --------    ---------     --------
Income (loss) before tax          (1,789)        454       (1,549)      (2,884)
Income taxes                          --         186         (186)(c)         --
                                --------    --------    ---------     --------
Net income (loss)                 (1,789)        268       (1,363)      (2,884)
Preferred stock dividends             --          --        1,425 (d)    1,425
Amortization of preferred stock
  issuance costs                      --          --           63 (e)       63
                                --------    --------    ---------     --------
Loss applicable to common
  stock                         $ (1,789)   $    268    $  (2,851)    $ (4,372)
                                ========    ========    =========     ========

--------------------
(a) To reflect the amortization of customer base ($2.0 million over 5 years), goodwill ($15.9 million over 25 years), and deferred financing costs ($162,000 over 7 years).
(b) To reflect interest expense related to the convertible subordinated debt.
(c) To reflect income tax on a consolidated basis with reserve for income tax benefits.
(d) To reflect accrual of Series B preferred stock dividends.
(e) To reflect amortization of preferred stock issuance costs ($438,000 over 7 years).
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                              Birch Telecom, Inc.
              Unaudited Pro Forma Condensed Combined Balance Sheet
                          Year Ended December 31, 1997
                                 (In thousands)


                                                    Historical
                                               -------------------                   Pro Forma
                                                                        Pro Forma     for the
                                                Birch    Valu-Line     Adjustments     Merger
                                               -------   ---------     -----------   ----------
     ASSETS
Current assets:
  Cash and cash equivalents .................    $210      $  258      $ 9,062 (a)      $ 8,122
                                                                        (4,750)(b)
                                                                         3,338 (c)
                                                                             4 (e)
  Accounts receivable, net ..................      --       1,790           --            1,790
  Other receivables-related parties .........      --          97           --               97
  Inventories ...............................      --         530           --              530
  Prepaid expenses ..........................       7          37           --               44
  Income taxes receivable ...................      --          30           --               30
  Other assets ..............................      --          60           --               60
  Deferred income taxes .....................      --          71          (71)(a)           --


Total current assets ........................     217       2,873        7,583           10,673
Property and equipment, net .................     101       1,612           --            1,713
Capitalized financing cost ..................     129          --          162 (c)          291
Goodwill ....................................      --          --       15,879 (a)       15,879
Customer list ...............................      --          --        2,000 (a)        2,000
Interconnection and resale agreements .......      87          --           --               87
Other assets ................................      --         317           --              317
                                                 ----      ------      -------          -------
Total assets ................................    $534      $4,802      $25,624          $30,960
                                                 ====      ======      =======          =======

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
                                                    Historical
                                               -------------------                   Pro Forma
                                                                        Pro Forma     for the
                                                Birch    Valu-Line     Adjustments     Merger
                                               -------   ---------     -----------   ----------
        Liabilities and Stockholders' Equity
Current liabilities:
  Current maturities of long-term debt and
       capital lease obligation .............    $  --     $  110      $    --          $   110
  Notes payable-related parties .............      250        240           --              490
  Accounts payable ..........................      255      1,262           --            1,517
  Accrued expenses ..........................       --        225           --              225
  Customer deposits .........................       --         39           --               39
  Accrued salaries and commissions ..........       --        266           --              266
  Deferred revenue ..........................       --        287           --              287
                                                 -----     ------      -------          -------
Total current liabilities ...................      505      2,429           --            2,934
Long-term debt, net of current maturities ...       --        345           --              345
Capital lease obligation, net of current
  maturities ................................       --        336           --              336
Deferred income taxes .......................       --         27          (27)(a)           --
Convertible subordinated debt ...............       --         --        3,500 (c)        3,500
Series B preferred stock ....................       --         --        9,062 (d)        9,062
Stockholders' equity ........................                                                --
  Series A preferred stock ..................       --         --            3 (b)            3
  Series C preferred stock ..................       --         --            6 (b)            8
                                                                             2 (e)
  Common stock ..............................       18        181         (181)(a)            4
                                                                           (14)(e)
  Warrants ..................................       18         --          (18)(e)           --
  Additional paid-in-capital ................    1,782         --        4,747 (b)       16,557
                                                                         9,994 (b)
                                                                            34 (e)
  Retained earnings .........................   (1,789)     1,484       (1,484)(a)       (1,789)
                                                ------     ------      -------          -------
Total stockholders' equity ..................       29      1,665       13,089           14,783
                                                ------     ------      -------          -------
Total liabilities and stockholders' equity ..   $  534     $4,802      $25,624          $30,960
                                                ======     ======      =======          =======

_____________________________________

(a) To record the estimated purchase price allocation associated with the Valu-Line acquisition  (in thousands):
        Purchase price ...........................    $19,500
        Net assets to be acquired ................     (1,665)
        Customer lists ...........................     (2,000)
        Reserve for net deferred tax assets ......         44
                                                      -------
        Goodwill .................................    $15,879
                                                      =======

(b) To record the consideration paid in connection with the Valu-Line acquisition (in thousands):
        Series A Preferred Stock
          ($3 par, $4,747 paid-in capital) .......    $ 4,750
        Series C Preferred Stock
          ($6 par, $9,994 paid-in capital) .......     10,000
        Cash .....................................      4,750
                                                      -------
                                                      $19,500
                                                      =======

(c) To record the issuance of convertible debt ($3,500,000), net of debt issuance costs ($162,000).
(d) To record the issuance of Series B Preferred Stock, net of issuance costs.
(e) Miscellaneous individually insignificant equity transactions.